SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): June 26, 2000.

                                  OWENS CORNING
                                  -------------
             (Exact name of registrant as specified in its charter)


Delaware                            1-3660             34-4323452
--------                            ------             ----------
(State or other jurisdiction        (Commission        (IRS Employer
 of incorporation)                   File Number)       Identification No.)

One Owens Corning Parkway                                   43659
-------------------------                                   -----
Toledo, Ohio                                              (Zip Code)
(Address of principal executive offices)


                                 (419) 248-8000
              (Registrant's telephone number, including area code)


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Item 5.  OTHER EVENTS

Owens Corning said today that the softening housing market and related decrease in demand for building materials, coupled with sharp increases in raw material and energy costs, are expected to reduce sales and income from operations for the second quarter ending June 30, 2000, below levels reported for the same period last year.

On a preliminary basis and subject to final results for the second quarter, the company expects net sales for the period to be slightly below the $1.3 billion reported in the same period last year. The company said this reflects weaker demand in its roofing, siding and insulation businesses, as the housing market responds to the rise in interest rates. Due to strong sales in the first quarter, the sales for the first half of the year are expected to show growth in excess of four percent.

The company reported that $30 million of second quarter cost increases driven by asphalt and PVC cost pressures have continued to depress margins in the roofing and vinyl siding businesses. In addition, higher debt levels and interest rates are expected to increase borrowing costs by more than $10 million versus the same period last year.

Also on a preliminary basis, net income, excluding the special items discussed below, is expected to be approximately $1.00 per share on a diluted basis, compared to $1.31 per share in the same period a year ago. However, it is expected that the company will report a net loss for the second quarter after giving effect to the special items discussed below.

The company expects to report its actual second quarter results on July 13, 2000.

For the full year, the company anticipates sales growth of approximately four percent. However, continued margin pressure, increased borrowing costs and continued market weakness is likely to reduce earnings per share, excluding the special items discussed below, by approximately 20% below 1999's levels.

Special Items Impacting Net Income for the Quarter

ASBESTOS INSURANCE DEVELOPMENTS
The company has received a $335 million settlement payment from a group of excess insurers resolving a dispute concerning coverage for non-products asbestos related personal injury claims. Of this amount, $125 million was previously recorded as income and reflected on the company's financial statements as an asbestos insurance receivable. The balance of $210 million will be recorded as net pre-tax income in the second quarter. In light of this settlement, the company is actively pursuing additional non-product insurance recoveries.

OTHER ASBESTOS DEVELOPMENTS
The company is in the process of reviewing the sufficiency of its provision for asbestos-related liabilities in light of recent trends and developments in the administration of the company's National Settlement Program ("NSP") and in asbestos litigation generally. While the amount of the anticipated adjustment to the company's asbestos-related liability reserve has not yet been determined due to the numerous and complex variables affecting its estimates, the amount of the pre-tax charge to earnings is likely to be in the range of $700 million to $1 billion.

The anticipated adjustment to the reserve is necessitated by several factors. Since the company announced the NSP in December, 1998, and at that time increased its asbestos reserve by $1.4 billion, the company has continued to expand the size of the program. As previously reported, the NSP has increased from approximately 175,000 claims in 1998 to 237,000 claims today. As more information is derived from claims submitted and recently approved for payment, the company believes that resolution of those claims will cost more than previously estimated.

While the company has not incurred any adverse verdicts year to date, settlement demands and payments in non-NSP trial-set cases have increased dramatically in many jurisdictions. Recent large verdicts against other asbestos defendants in certain jurisdictions, including Madison County, Illinois and Orange County, Texas, illustrate the unpredictability and high cost of resolving non-NSP cases. Consequently, the reserve adjustment will also take into account the company's revised estimate to settle non-NSP claims in its remaining backlog of approximately 26,000 cases.

Additionally, the company is reviewing other relevant external factors that may influence its reserve adjustment, such as the bankruptcies of Babcock & Wilcox and Pittsburgh Corning, which were co-defendants with the company and others in the ongoing asbestos litigation.

The company continues to emphasize the increasing difficulty of estimating future asbestos liability, which is compounded by the continuing uncertainties concerning the number and cost of settling future claims related to asbestos exposure, especially mesothelioma claims.

The range of adjustments to the company's asbestos reserve liability described above exclude any adjustment for the company's wholly-owned subsidiary, Fibreboard Corporation (which is accounted for as a separate item on the company's financial statements). The asbestos-related reserves of Fibreboard Corporation are also being reviewed in light of these developments.

In continuing negotiations with the Executive Committee of the NSP, the company has to date reached agreements in principle to limit payments for all asbestos-related matters to $950 million in 2000, of which approximately $600 million has been paid to date, $400 million in 2001, and $250 million in 2002. On the basis of preliminary information, the company now estimates that limiting payments during 2000-2002 to those amounts may result in deferring approximately $500 million of otherwise anticipated NSP payments. The company has agreed to repay this amount in 2003 and 2004. The Company is also seeking modifications of the Fibreboard Trust NSP payment obligations.

Third Quarter Dividend Announcement

Owens Corning has declared a quarterly dividend of $.075 for each share of common stock outstanding, payable October 15, 2000, to shareholders of record as of the close of business on September 29, 2000.

This news  release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company's financial and other results are included in the company's Form 10-Q and 10-K, filed with the Securities and Exchange Commission.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                  OWENS CORNING
                                  Registrant

                                  By: /s/ Michael H. Thaman
                                     -----------------------
                                     Michael H. Thaman
                                     Senior Vice President and
                                     Chief Financial Officer


Dated:  June 26, 2000
     ----------------